Switched Voice Umbrella Agreement	REDACTED DOCUMENT

UMBRELLA AGREEMENT
FOR
SWITCHED VOICE SERVICES

This Umbrella Agreement for Switched Voice Services (“UMBRELLA AGREEMENT”) is made as of the Effective Date between:-

(1)	France Telecom S.A., a French company having its registered office at 6, place d’Alleray, 75015 Paris, France (“FT”); and

(2)	Equant Network Services International Limited, a limited liability company existing under the laws of the Republic of Ireland with its principal office at Garryard House, 25-26 Earlsfort Terrace, Dublin 2, Republic of Ireland (“Equant”).

RECITALS:

(A)	Annex 5.1 of the Contribution Agreement provided certain principles concerning the Parties co-operation in relation to switched voice services, which principles were then varied in the Closing Agreements;

(B)	The Parties have agreed to modify their relationship in this UMBRELLA AGREEMENT and related agreements, which will supercede and replace the Closing Agreements as of the Effective Date.

(C)	The Parties’ relationship is based on their agreement to have Equant assume operational and financial responsibility for the MLN subject to the covenants made herein.

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(G)	The activities herein shall be managed through active cooperation between the Parties, joint planning, and optimization of resources.

IT IS AGREED as follows:

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1.	DEFINITIONS

In this UMBRELLA AGREEMENT:

“2005 Business Plan Scenario” means the Microsoft Excel sheet named “2005 Scenario” included in the MLN P&L.

“2006 Business Plan Scenario” means the Microsoft Excel sheet named “2006 Scenario” included in the MLN P&L.

“Affiliate” means, with respect to any person, any other person controlled by, under common control with, or controlling such person. For the purposes of this UMBRELLA AGREEMENT: (a) the term “control” means a person’s (1) ownership, directly or indirectly, of equity securities entitling it to exercise in the aggregate at least 50% of the voting power of the entity in question; or (2) possession directly or indirectly, of the power to direct or cause the direction of the management and policies of or with respect to the entity in question, whether through ownership of securities, by contract or otherwise; (b) any reference to an Affiliate of FT means any Affiliate excluding Equant and its Subsidiaries; and (c) any reference to an Affiliate of Equant means a Subsidiary of Equant.

“Confidential Information” means any matters confidential or secret information or data that is of value to the Party disclosing such information, including confidential or secret (a) scientific or technical information; (b) information relative to the current or proposed business, sales, and marketing plans of the Party disclosing such information and financial information related thereto; (c) drawings, designs, computer programs and software devices; (d) costs and pricing information; (e) the contents of this UMBRELLA AGREEMENT, provided, however, the term “Confidential Information” shall not include any information that (i) is now in or subsequently enters the public domain through means other than direct or indirect disclosure by either Party in violation of the terms of this UMBRELLA AGREEMENT; (ii) is already in the possession of the Party receiving such information free of any known confidential obligation to any other party; or (iii) is lawfully communicated to the Party receiving the information by a third party, free of any known confidential obligation, subsequent to the time of communication thereof by, through or on behalf of the other Party.

“Closing Agreements” mean the agreements signed at Closing and subsequently with respect to the switched voice business of the Parties: the MOU for Switched Voice Services dated June 29, 2001, the Switched Voice Supply Agreement dated December 17, 2002 and the Switched Voice Miscellaneous Services Agreement dated December 17, 2002.

“Contribution Agreement” means the agreement of that name, dated 19 November 2000 between France Telecom S.A., Atlas Telecommunications S.A and Equant N.V.

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“Decommissioning Plan” means the document attached as Annex 6, to be updated from time to time, which defines the schedule for the decommissioning of the MLN Equipment.

“Effective Date” means September 1, 2004.

“FT Network” means the FT voice network operated by FT, including FT’s bilateral network.

“Global Transmission Agreement” means the Agreement for the Purchase of Global Transmission Services by and between France Telecom and Newco dated June 29th, 2001.

“June 2004 Closing Rate” means EUR 1 for USD 1,1994.

“MLN” means the Global One originated voice switches, related switched voice equipment and transmission links which form the Multilateral Network (MLN), excluding such switches and equipment located in Russia, as further described in Annex 1.

“MLN Equipment” means the MLN switching assets listed in Annex 1, except the Bagnolet Switch.

“MLN P&L” means the document attached as Annex 5, with its attachments.

“MLN Transit Switches” means the four MLN switches located at London (Archway, and Telehouse), Oakhill and Hong Kong and identified in Annex 1.

“Services” means the services to be provided by the Parties as set forth in Section 3 (services to be provided by Equant) and Section 4 (services to be provided by FT) and to be further described in the Services Agreement.

“Services Agreements” means (i) the Agreement for Switched Voice Services (from Equant to FT) and (ii) the Agreement for Support Services for Switched Voice (from FT to Equant).

“Signature Date” means the date when the UMBRELLA AGREEMENT is signed by both parties.

“Subsidiary” means, with respect to any person, any other person controlled by such person.

“Transition Activities” means all transitional activities described in the services descriptions and in Section 6.

The terms defined above include the plural as well as the singular. Unless otherwise expressly stated, the words “herein”, “hereof”, and “hereunder” and other words of

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similar import refer to this UMBRELLA AGREEMENT as a whole and not to any particular Section, provision or paragraph. “Section” and “Annex” references refer to sections of, and annexes to, this UMBRELLA AGREEMENT. The words “include” and “including” shall not be construed as terms of limitation. The words “day”, “month”, and “year” mean, respectively, calendar day, calendar month and calendar year, and the words “writing” or “written” mean preserved or presented in retrievable or reproducible form, whether electronic (except for voice mail) or hard copy, unless otherwise stated herein. The word “or” shall mean “and/or” unless the context specifically requires otherwise. The headings used in this UMBRELLA AGREEMENT are included for convenience only and are not to be used in construing or interpreting this UMBRELLA AGREEMENT.

References to “Parties” in this UMBRELLA AGREEMENT means France Telecom and each France Telecom Affiliate and Equant and each Equant Affiliate which will either be supplying products or services to a Party under this UMBRELLA AGREEMENT and references to a “Party” means either (a) France Telecom or the relevant France Telecom Affiliate; or (b) Equant or the relevant Equant Affiliate, as the context requires, and such terms as “each”, “either”, “both”, “the” or “neither” prefacing the use of the words “Party” or “Parties” shall be construed accordingly.

List of Annexes:

Annex 1: MLN Description

Annex 2: FT Network Access POPs

Annex 3: FT Transmission POPs

Annex 4: HR Transition Plan

Annex 5: “MLN P&L”

Annex 6: Decommissioning Plan

Annex 7: Off-net Call Termination Price List

2. SCOPE AND PURPOSE OF UMBRELLA AGREEMENT

2.1 This UMBRELLA AGREEMENT records the Parties’ agreement in principle relating to the Services offered to under this UMBRELLA AGREEMENT and covers:

(a)	Their co-operation in relation to the Services;

(b)	Equant’s assumption of operational and financial responsibility for the MLN as of the Effective Date;

(c)	The Parties assumption of responsibility for the Transition Activities;

(d)	The conditions precedent to the Effective Date such as the approval of Equant’s Independent Directors; and

(e)	The completion of the Services Agreements.

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2.2 The Parties agreed in the Closing Agreements that Equant would migrate all traffic from the MLN by the end of 2005, and that Equant would migrate the switched voice business to voice-over-data solutions by such date. The parties have now agreed:

(a)	That Equant will assume financial and operational responsibility for the MLN as of the Effective Date, with the support of FT as described herein;

(b)	Equant will purchase switching capacity on FT’s Bagnolet switch and engineering and operational support services from FT for the operation of the MLN; and

(c)	Equant will purchase from FT Off-net Call Termination services on a non-exclusive basis and transmission capacity pursuant to the Global Transmission Agreement.

2.3 The Parties will negotiate in good faith the completion of the Services Agreements on a best efforts basis by the Effective Date, but no later than December 31, 2004. In the event the Services Agreements are not completed by such date, the Parties will meet to determine if either party has been disadvantaged by the delay and non-signature, and determine appropriate remedies for the disadvantaged party in accordance with the principles set out in this UMBRELLA AGREEMENT.

2.4 This UMBRELLA AGREEMENT is not a contract for the provision of services and all such transactions shall be subject to execution by the Parties of the Services Agreements.

2.5 Post transition, both parties will continue to operate pursuant to their existing regulatory authority and the agreements in place between them, all in accordance with all relevant local legislation.

2.6 The Parties will exercise their best efforts to settle all outstanding obligations relating to the Closing Agreements prior to December 31, 2004.

3.	RESPONSIBILITIES OF EQUANT

Equant will provide the Services to FT for the benefit of FT under the Agreement for Switched Voice Services. Equant will support its MultiNational Corporation customers (“MNC”) using its own resources as well as the services provided by FT under this UMBRELLA AGREEMENT.

3.1	Operation of the MLN

3.1.1. Equant is responsible to operate the MLN. For further clarity, Equant’s operation of the switched voice business in Russia is unrelated to the obligations of the Parties herein.

3.1.2. Equant intends to retain and decommission switches in accordance with the

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Decommissioning Plan. Equant will share with FT its Decommissioning Plan for switches and discuss the schedule and method of decommissioning. Equant and FT will meet on a monthly basis in the Voice Decommissioning Steering Committee to review and update the Decommissioning Plan. Notwithstanding these forecasts and consultation, Equant has the right to decommission a switch in accordance with the Decommission Plan and will provide confirmation in the monthly Voice Decommissioning Steering Committee meeting that a switch will be decommissioned at least 3 months before the set date and that FT must cease all traffic on such switch on the decommission date notified by Equant. This decommission notice shall be formally minuted or confirmed by letter. If Equant wants to decommission earlier than the plan, Equant will give at least a 3 months plus 10 days notice and FT will confirm within 10 days that they will cease all traffic on the switch. In the event that FT desires to continue to utilize such switch, then the principle set forth below applies. It is understood that Equant is under no obligation to continue to operate and manage the switch. If Equant wants to decommission later than the Decommissioning Plan, then Equant will advise FT and the parties will negotiate the possibility for FT to continue using the switch with the objective of improving the profitability of the switch.

3.1.3. Notwithstanding the above, Equant shall provide a notice of 6 months for the MLN Transit Switches. In no event will these MLN Transit Switches be decommissioned by Equant prior to January 1, 2006, unless with the express prior approval by FT.

3.1.4. In the event that FT desires to continue traffic on any MLN switch that Equant has requested to be decommissioned, then the Parties will enter into negotiations regarding either (i) FT’s purchase of the switch at a price not less than the remaining net booked value of the switch and additional net booked value of subsequent related investment (capacity upgrade and software), except for investment already funded by FT, in which case FT would then takeover the operation of the switch themselves; or (ii) Equant’s continuing to operate the switch in which case FT would fund this operation at cost plus 8%.

3.1.5. If at any time after the Effective Date, Equant intends to sale, transfer, assign, swap or in any other way dispose of a MLN Transit Switch, Equant shall first notify FT of its intent and negotiate the assignment of such MLN Transit Switch to FT at the conditions described in Section 3.1.4 if FT notifies Equant of its interest in buying such MLN Transit Switches.

3.2	Supply of Switched Voice Services to FT

Equant shall provide to FT a protocol conversion solution based on switching ports and associated switching services on the MLN Equipment (the “Switched Voice Services”).

For the purpose of this Section 3.2:

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–	“Target Situation” shall mean the situation defined in Section 3.2.1 where FT shall only have their FT customer traffic on the MLN Transit Switches, subject to the services exclusions referred to in this Section 3.2.1.5;

–	“Transition Period” shall mean the period from the Effective Date until the Target Situation is reached.

3.2.1. Target Situation

3.2.1.1.	Service Description

3.2.1.1.1. Post Transition Period, Equant shall be responsible for managing the FT customer traffic from the input ports to the output ports of each of the MLN Transit Switches, and connected to the FT Network.

3.2.1.1.2. Equant will provide ports capacity utilization reports on a monthly basis for any ports connected to MLN backbone trunks that carry FT and Equant customer traffic, showing the split of utilization between FT and Equant customer traffic.

3.2.1.1.3. FT shall be responsible for all costs and associated management for access and transmission between MLN Equipment ports and the FT Network and FT customers.

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3.2.1.3.	Operating Model

3.2.1.3.1. FT will provide usage forecasts based on the number of installed and disconnected connections, with the first forecast being provided before the Effective Date, to enable Equant to dimension the MLN Equipment and assess the workload. FT undertakes to provide forecasts on a regular basis to be defined in the Agreement for Switched Voice Services.

3.2.1.3.2. Equant shall identify a single point of contact, who will act as the carrier business support coordinator for the implementation of FT orders.

3.2.1.4.	Service Level Agreements (SLAs)

Equant will provide SLAs relating to the Switched Voice Services including port availability, Guaranteed Time to Restore, Time to connect, and Time to disconnect. The Parties shall exercise their best efforts to have these SLAs and the associated reporting agreed before the Effective Date. These SLAs and the associated reporting will be detailed in the Agreement for Switched Voice Services.

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3.2.1.5.	Switched Voice Services Exclusions

3.2.1.5.1. Equant will not provide FT customer specific best cost routing.

3.2.1.5.2. Equant will not provide call detail records for any FT customer traffic.

3.2.1.5.3. Equant will not provide any SCP services to any FT customer traffic.

3.2.1.6. Switched Voice Service Restrictions

The following restrictions shall apply to the Switched Voice Services:

3.2.1.6.1. Capacity Management Rules:

(a)	In the event that the switching capacity or the port capacity in any MLN Equipment requires to be increased for Equant customers then Equant shall have the right to request that FT reduces FT customers’ traffic capacity until the FT customer traffic is nil. Notwithstanding the above, if FT still desires to utilize the MLN switch capacity, then FT shall fund all such capacity increases at cost plus 8% and such capacity funded by FT will be reserved for FT until the decommissioning of the MLN switch as per Section 3.1. (for purposes of clarity such cost includes capital expenditure and operational costs required to increase the capacity of the switch to meet the FT requirements.)

(b)	Equant may, in its sole discretion, increase the capacity on a MLN switch to meet its customers’ demand and may allow FT to continue to use some switching capacity.

3.2.1.6.2. Functionality Rules:

Equant shall be allowed to change, increase or decrease, the functionality of the MLN Equipments in order to meet the needs of the Equant customers. Equant shall not be obliged to alter the functionality of the MLN Equipment in order to meet the requirements of FT’s customers. Equant will in good faith work with FT to ensure any changes in functionality are not customer disruptive. In the event that FT requests changes to the functionality of the MLN Equipment, Equant will work in good faith with FT to meet FT’s needs and FT will be obligated to fund any such changes done on their behalf at cost plus 8%.

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3.2.2.	Transition Period

This Section describes the relationship during the Transition Period.

3.2.2.1.	Description

As of the Effective Date, FT shall use the MLN Equipment for its own customers, and shall proceed with the migration of its customer to the 4 MLN Transit switches.

3.2.2.2.	Delay

FT and Equant shall work together in good faith to effect a transition to the Target Situation described in Section 3.2.1 prior to December 31, 2004.

If the Target Situation has not yet been fully established by December 31, 2004, then either Party may request that the parties shall meet in accordance with the dispute resolution provision set forth in Section 13.1, no later than January 31, 2005, to agree appropriate steps to accelerate the transition, and to determine if this delay in getting to the Target Situation has resulted in any negative P&L impact for Equant relative to the 2005 Business Plan Scenario, and, if due to FT, whether any compensation shall be due to Equant for this impact.

3.2.2.3.	Pricing / Billing

FT shall be liable for the cost of transmission upon the Effective Date. The pricing for the Switched Voice Services shall be in accordance with Section 3.2.1.2 above, during the Transition Period.

3.2.2.4.	Inventory

Both parties will agree on a list of all the MLN Equipment ports (shared and dedicated, customer side and interco side and backbone side) used for FT customer traffic as soon as practically possible and in any event before the Effective Date. Upon the Effective Date, this list shall be updated by the Equant SPOC on a monthly basis.

3.2.2.5.	Switched Voice Services Operating Model

  The operating model during the Transition Period will be the same as for the Target Situation (Section 3.2.1.3).

  During the Transition Period, the customer support model will be the same as before the Effective Date.

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3.2.2.6.	Switched Voice Services Troubleshooting / SLAs

The SLAs during the Transition Period will be the same as for the Target Situation (Section 3.1.2.1.4).

4.	RESPONSIBILITIES OF FT (“VOICE RELATED FT SERVICES”)

FT will provide the Voice Related FT Services to Equant for the benefit of Equant under the Agreement for the Supply of Support Services for Switched Voice, all as of the Effective Date. FT will support its customers using its own resources as well as the services provided by Equant under this UMBRELLA AGREEMENT.

4.1.	Provision of operational and engineering services (“Support Services”)

4.1.1.	Scope of the Support Services

4.1.1.1.	General description

4.1.1.1.1. FT shall provide engineering and operation services to Equant to support the operation of the MLN as further defined in the Agreement for Support Services for Switched Voice.

4.1.1.1.2. The Support Services will consist in engineering & operational recommendations. Therefore, investment decisions and operational governance, such as, but not limited to, P&L or Quality of Service impacting decisions (routing policy, echo cancellation, compression, BCR management, etc...) will be under the responsibility of Equant. Operational governance will be secured by providing access to Equant to network monitoring/reporting systems and tools, and read write access capability to the MLN switches subject to the provisions below.

4.1.1.1.3. Support Services will be provided by specialized FT teams that will work with Equant’s field operations teams.

4.1.1.2.	Engineering services:

–	For the MLN TDM switching (Nortel and Ericsson), FT will provide technical support in particular studies, quotation, business cases, implementation coordination, supplier interface, maintenance contract negotiation, lab tests;

–	For SS7 engineering, FT will provide SS7 MLN design and policy recommendations;

–	For numbering plan and routing policy and QoS policy, FT will provide studies, routing policy and recommendations as to the impact on the invoicing chain, the network architecture for products, the network QoS policy and the technical interconnect policy;

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–	For the mutualised Information Systems (Networks, Océane, Descartes, GFC, Steleus,...), FT will provide Information Systems network evolution management recommendations;

–	For INAP evolution/issues for SCP interconnection, FT will provide support services;

–	For the Intelligent Network services, FT will provide SSP/STP support and design services;

–	In countries where communications security intercepts and number portability are implemented, FT will provide engineering design, implementation and support for the MLN;

–	FT will provide project management services pursuant to project forecasts provided by Equant twice a year; this service includes at least MLN decommissioning.

4.1.1.3.	Operational services:

–	In relation to MLN switches and backbone transmission capacity, FT will provide on-going support including management of network resources e.g. equipment, international public routing plans, DCME, Echo Cancellers, backbone trunks and 3rd party service providers supervision;

–	In relation to the supervision of MLN switches/ports (including access ports) 24/7, FT will provide alarms and fault messages acknowledgement, trouble shooting management and planned works coordination and management;

–	In relation to Ericsson MLN Equipment’s first line, second line network and end-to-end service support and skill centre, FT will provide maintenance contract management, trouble shooting management, Lab test O&M, relationship management ;

–	For MLN traffic supervision 24/7, FT will provide re-routing management, ASR supervision, reporting;

–	For MLN SS7 signaling, FT will provide 24/7 operation, supervision and support;

–	In relation to revenue Assurance and Fraud management for MLN Voice and SS7 traffics, FT will provide support services;

–	FT will provide feasibility study, provisioning, production, delivery, after sales and decommissioning processes management for the MLN;

–	FT will provide KPIs, QoS report services for the MLN;

–	FT will provide MLN customer or network migration support services upon Equant’s request;

–	Upon Equant request, FT shall provide effective fault management support at the levels in effect at the Signature Date.

Between the Effective Date and the effective transfer of operational resources to Equant, which shall happen at the latest on December 31, 2004, FT shall provide the following services in addition to the above:

–	Voice BCR management and MLN planning;

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–	IS network tools management including maintenance contracts (hardware, software and data): BCRSS;

–	routing management;

–	In relation to Nortel MLN Equipment’s first line, second line network and end-to-end service support and skill centre, FT will provide maintenance contract management, trouble shooting management, Lab test O&M, relationship management.

4.1.1.4. In the event Equant request FT to provide additional services and such additional services requested cause FT to incur additional costs, then the Parties shall discuss and agree such additional services and the relating additional remuneration to FT.

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4.2.	Provision of Off-net Call Termination Services on the FT Network

FT will provide Off-net Call Termination Services to Equant on a non-exclusive basis from the FT Network Access POPs defined in Annex 2.

4.2.1.	Scope

The Off-net Call Termination Service provided is off-net call termination for anywhere in the world for traffic delivered by Equant to FT Network Access POPs.

4.2.2.	Pricing

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4.2.3. Invoicing

FT will invoice Equant on a monthly basis, hard copy format. FT shall study with Equant FT’s sending electronic copies of the invoices before the end of 2004. FT will provide a single invoice detailing reports including number of minutes per destination. The parties will discuss additional billing information that Equant may require and FT will exercise reasonable efforts to meet such requests. Details of the invoicing mechanism shall be further described in the Agreement for Support Services for Switched Voice.

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4.3.	Provision of Switching Capacity on the Bagnolet Switch

4.3.1.	Service Description

4.3.1.1. FT owns a switch in Bagnolet (CIAB, Niv 2, 7 avenue Gambetta, Bagnolet, 93, France) (the “Bagnolet Switch”) which forms part of the MLN as it is connected to Equant customers and service platforms, but which is not totally dedicated to the MLN as FT uses it for other services.

4.3.1.2. As of the Effective Date, FT will provide switching capacity on the Bagnolet Switch for the MLN traffic for the use of Equant customers and service platforms.

4.3.1.3. FT is responsible for managing the MLN traffic from the input ports to the output ports of the Bagnolet Switch.

4.3.1.4.	FT’s management includes:

–	allocation, installation/dismantling of ports,

–	maintenance of the SS7 interconnection to the MLN,

–	supervision and maintenance,

–	execution of any required customer related routing table updates.

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4.3.3.	SLAs

FT will provide SLAs for the switching capacity on the Bagnolet Switch including port availability (standard SLA for traffic and premium SLA for signaling, if feasible), Guaranteed Time to Restore, Lead Time to connect, and Lead Time to disconnect. The parties shall exercise their best efforts to have these SLAs and the associated reporting agreed before the Effective Date. These SLAs and the associated reporting shall be detailed in the Switched Voice Support Service Agreement before the effective date.

4.3.4.	Invoicing

The invoicing will be on a monthly basis, provided to Equant by the 15th day of the month and based on the number of minutes of use of the Bagnolet Switch in the immediately prior month.

4.3.5.	Operating Model

Equant will provide traffic forecasts, with the first forecast being provided before the Effective Date, to enable FT to dimension the Bagnolet Switch and assess the workload. Equant undertakes to provide forecasts on a regular basis to be defined in the Agreement for Support Services for Switched Voice.

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4.3.6. Restrictions to the Switching Capacity service on the Bagnolet Switch

     The following restrictions shall apply to the service:

4.3.6.1. Capacity Management Rules:

(a)	In the event that the switching capacity or the port capacity in the Bagnolet Switch requires to be increased for Equant customers then Equant shall fund all such capacity increases at cost plus 8% (for purposes of clarity this includes capital expenditure and operational costs required to increase the capacity of the switch to meet the Equant requirements.)

(b)	FT may, in its sole discretion, increase the capacity on the Bagnolet Switch to meet its customers’ demand.

4.3.6.2. Functionality Rules:

FT shall be allowed to change, increase or decrease, the functionality of the Bagnolet Switch in order to meet the needs of the FT customers. FT shall not be obliged to alter the functionality of the Bagnolet Switch in order to meet the requirements of Equant’s customers. FT will in good faith work with Equant to ensure any changes in functionality are not customer disruptive. In the event that Equant requests changes to the functionality of the Bagnolet Switch, FT will work in good faith with Equant to meet Equant’s needs and Equant will be obligated to fund any such changes done on their behalf at cost plus 8%.

4.4. Provision of transmission capacity for voice services

4.4.1. Service Description

4.4.1.1. FT will provide transmission capacity to Equant to connect the MLN switches between and amongst them, and to connect them to the FT Network. This transmission capacity will be provided between the POPs listed in Annex 3 (the “FT Transmission POPs”).

4.4.1.2. The transmission capacity will be provided pursuant to the Global Transmission Agreement, using in particular the existing benchmark and pricing mechanism, and SLAs.

4.4.1.3. Where applicable, the Global Transmission Agreement will be supplemented in the Agreement for Support Services for Switched Voice to provide for capacity levels or functionalities not included in the Global Transmission Agreement.

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4.4.1.4. Echo cancellers and compression equipment have been and will be provided by Equant and will remain under Equant’s responsibility.

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5.	ACTIVITIES REQUIRING JOINT PARTICIPATION OF FT AND EQUANT — PURCHASING OF OFF-NET CALL TERMINATION ON THE MLN

5.1.	Scope

During a transition period from the Effective Date to the end of 2004, Equant and FT will both purchase off-net call termination on the MLN for their combined needs.

5.2.	Operating Model

Each party remains responsible for the management of their own purchasing staff and the costs of such staff.

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6.	OTHER TRANSITIONAL ACTIVITIES

The assumption of responsibility for the MLN by Equant involves certain Transition Activities to ensure proper ownership and accountability.

6.1.   Human Resources

6.1.1.	The parties have agreed a transition plan which describes how the Parties will execute their obligations described herein with regard to staff who provide Services hereunder (The “HR Transition Plan”). The HR Transition Plan is attached at Annex 4

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6.2.	Third Party Contracts

6.2.1.	In general, all third party contracts for circuits, maintenance, or that support any of Equant’s obligations herein shall be entered into by Equant, or if that is not currently the case, assigned to Equant at the next possible opportunity. Any third party contracts in support of FT’s obligations herein shall be in the name of FT and if they are not currently, shall be assigned to FT at the next possible opportunity.

6.2.2.	For the contracts relating to off-net call termination purchasing currently held by FT, the Parties will work together as of the Effective Date, to have the contracts assigned to Equant at the latest at the end of January, 2005.

7.   FINANCIAL COMMITMENTS

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7.1.	Auditability

FT shall have the right, through an independent auditor retained by it, to inspect records of Equant for the sole purpose of verifying the accuracy of the statements made by Equant with respect to the provisions of this agreement, provided that Equant shall be subject to no more than two such audits per year. Audits shall be allowed only after the giving of reasonable notice and only where an audit is conducted at a reasonable time. Any agent who may conduct an audit on behalf of FT shall execute a confidentiality undertaking if required by the party whose records are being audited.

8.   CONDITIONS PRECEDENT TO THE EFFECTIVE DATE

8.1.	Approval of Equant’s Management Board and Independent Directors, pursuant to the process set forth in the Contribution Agreement and Equant’s Articles of Association, no later than July 31, 2004.

9.	ASSIGNMENT

Neither this UMBRELLA AGREEMENT, nor the rights, obligations or duties of Equant

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under this UMBRELLA AGREEMENT may be assigned to any third party without the prior written consent of FT. In any case, Equant shall continue to be liable towards FT for the performance, by its assignee, of the obligations arising from this UMBRELLA AGREEMENT and the Services Agreements. Equant shall be entitled to subcontract any of its obligations to sub-contractors, provided that Equant shall be liable for the acts and omissions of any sub-contractor.

10.   TERM AND TERMINATION

10.1.	This UMBRELLA AGREEMENT becomes effective on the Signature Date, and subject to earlier termination in accordance with Section 10.2 below, shall remain in force for an unlimited period and, in any event, until all of the Transition Activities and Financial Commitments have been completed.

10.2.	Either Party may terminate this UMBRELLA AGREEMENT with immediate effect by giving notice to the other Party, if the other Party, in material breach of this UMBRELLA AGREEMENT if the breach is capable of remedy, has failed to remedy the breach within 30 working days of notice of the breach having being given by the non-defaulting Party.

10.3.	Either Party shall be entitled to terminate this UMBRELLA AGREEMENT at its discretion on 60 days prior notice to the other Party, if FT’s interest in the voting stock of Equant falls below 34%.

11.	RELATIONSHIP OF THE PARTIES

The UMBRELLA AGREEMENT is made between independent contractors and is not intended to create, nor shall they be construed to be, a partnership, franchise, or other form of business relationship, except as otherwise provided herein. No Party shall have, nor hold itself out as having, any right, power or authority to assume, create, or incur any expenses, liability, or obligation on behalf of another Party, except as expressly provided in this UMBRELLA AGREEMENT or the Services Agreements.

12.	CONFIDENTIALITY

12.1.	All Confidential Information shall be deemed the proprietary and confidential information of the disclosing Party and shall be used by the other Party only in accordance with this UMBRELLA AGREEMENT. Each Party shall be responsible for the performance by its respective Affiliates of the obligations under this Section 12 with respect to Confidential Information.

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12.2.	With respect to all such Confidential Information, the receiving Party shall:

(a)	receive and hold such Confidential Information in confidence and in the same manner the receiving Party treats its own proprietary or confidential information;

(b)	restrict disclosure of such Confidential Information solely to those employees, advisers and consultants with a need to know in connection with the performance of this UMBRELLA AGREEMENT or the business of the Parties and not make any further use or disclosure without the prior written permission of the disclosing Party;

(c)	advise those employees, advisers and consultants, given access to such Confidential Information of their obligations with respect to such information; and

(d)	not copy or reproduce any of such Confidential Information except to the extent necessary to perform this UMBRELLA AGREEMENT.

12.3.	If either Party becomes subject to a mandatory requirement of any judicial, governmental or regulatory authority having jurisdiction over such Party to disclose Confidential Information, such Party shall give the Party which disclosed such Confidential Information notice as soon as practicable of such disclosure obligation and shall take any reasonable and lawful steps to limit the amount of Confidential Information to be disclosed.

12.4.	All such Confidential Information disclosed by any Party to the other in tangible form shall, upon the request of the disclosing Party, and in any event upon termination of this UMBRELLA AGREEMENT, be returned to it or destroyed.

12.5.	Neither Party shall be liable to the other in damages for inadvertent, accidental, unauthorized, or mistaken disclosure by its employees of Confidential Information obtained pursuant to this UMBRELLA AGREEMENT.

12.6.	The provisions of this Section 12 shall survive the termination or expiration of this UMBRELLA AGREEMENT for a period of 5 years following such termination or expiration.

12.7.	No Party shall make any public announcement with respect to any UMBRELLA AGREEMENT, without the prior written consent of FT and Equant.

13.	GOVERNING LAW AND DISPUTE RESOLUTION

13.1.	As long as the two Parties remains members of France Telecom’s Group (as defined in Section 10.3), any dispute between the Parties

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relating to this UMBRELLA AGREEMENT will first be submitted in writing to a panel consisting of one-senior executive of each of FT and Equant, who will promptly meet and confer in an effort to resolve such dispute. Each Party’s executives will be identified by notice to the other Party, and may be changed at any time thereafter also by notice to the other Party. Any decisions of the executives jointly agreed to in writing will be final and binding on the Parties. In the event the executives are unable to resolve any dispute within thirty (30) days after submission to them, either party shall then refer such dispute to their respective Chief Executive Officers. If there are two different Chief Executive Officers and should these Chief Executive Officers be unable to resolve the dispute within sixty (60) days after submission to them, such dispute shall be submitted to a conciliator appointed jointly by these Chief Executive Officer(s).

13.2.	However if one Party cease to be a member of France Telecom’s Group (as defined in Section 10.3), then any dispute under this UMBRELLA AGREEMENT arising thereafter, or any prior dispute not resolved on the date of change of control, shall be submitted to the exclusive jurisdiction of the Courts of Paris, France, unless otherwise agreed between the Parties.

13.3.	This Framework Agreement shall be governed by and construed in accordance with French law, without regard to its principles of conflicts of laws.

14.	ENTIRE OBLIGATION

14.1.	This UMBRELLA AGREEMENT does not obligate either Party to any financial or legal obligations other than those specified herein.

14.2.	UMBRELLA AGREEMENT constitutes the entire agreement between the Parties with respect to the subject matter dealt with in this UMBRELLA AGREEMENT and supersede all prior oral or written agreements, representations (innocent or negligent), statements, negotiations, understandings, proposals relating to such subject matter between the Parties.

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15.	GENERAL

15.1.	Notices:- All notices, demands, or requests which may be given by any Party to the other Party shall be in writing in the English language and shall be deemed to have been duly given (a) on the date of dispatch when delivered in person; (b) one day after dispatch when sent by overnight courier, maintaining records of receipt; and (c) on the date of dispatch when sent by registered mail or facsimile during normal business hours with telephone confirmation of receipt and addressed as follows:

15.1.1.	If to Equant:

Attention: General Counsel

15.1.2.	If to FT:

Attention: FT/Networks, Carriers & IT Executive Vice President Attention: FT/Enterprise Communication Services Executive Vice President With a copy to: FT/NC&IT Legal Department

15.1.3.	The address to which such notices, demands, request, elections, or other communications given by either Party may be changed by written notice given by such Party to the other Party pursuant to this Section.

15.2.	No Waivers:- No waiver of any provisions of the UMBRELLA AGREEMENT and no consent to any default under this UMBRELLA AGREEMENT shall be effective unless the same shall be in writing and signed by or on behalf of the Party against whom such waiver or consent is claimed. No failure of either Party to strictly enforce any term, right, or conditions of the UMBRELLA AGREEMENT shall be construed as a waiver of such term, right or condition.

15.3.	Invalidity:- If any provision of this UMBRELLA AGREEMENT or any part thereof, is held invalid or unenforceable, the remainder of this UMBRELLA AGREEMENT will not be affected thereby and each remaining provision or part thereof will be valid and enforceable to the full extent permitted by law.

15.4.	Equitable Relief:- Either Party may seek injunctive or other equitable relief to remedy any actual or threatened dispute.

15.5.	Counterparts:- This UMBRELLA AGREEMENT may be executed in multiple counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Accordingly, the Parties agree as of the Effective Date:-

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For Equant:-

Name: Peter Cummings

Title: Director, ENSIL

Date :

For France Telecom:-

Name: Jean-Philippe Vanot

Title: Executive Vice-President NC&IT

Date :

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Annex 2 - FT Network Access POPS

Name

Archway
Telehouse
Geneva
Paris Bagnolet
Stockholm
Amsterdam
Brussels
Madrid
Vienna
FrankFurt
Oslo
Milano
Oak Hill
Tokyo

This list may be changed by FT anytime, with a prior notice to Equant

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Annex 3 - FT Transmission POPs

Name

Archway
Telehouse
Geneva
Paris Bagnolet
Stockholm
Amsterdam
Brussels
Madrid
Vienna
FrankFurt
Oslo
Milano
Oak Hill
Tokyo

Lisbon
Copenhagen
Luxembourg
Zurich
Toronto
Hong Kong
Taïpeï
Singapore
Sydney

This list may be changed by FT anytime, with a prior notice to Equant

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Annex 6 - Decommissioning Plan

To be provided by Equant. The Parties shall exercise their best efforts to agree the content of the Decommissioning Plan before the Effective Date

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